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                                                                   EXHIBIT 99.1


VALLEY NATIONAL GASES ANNOUNCES WRITE-OFF & NONRECURRING CHARGES

         WASHINGTON, Pa., July 23 /PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) announced today that it had completed the previously disclosed repositioning and upgrade initiatives resulting in a pre-tax charge of $4.7 million of which $0.6 million was recorded during the quarter ended March 31, 2003.

         James P. Hart, President, stated: "These initiatives included major reconfiguration of cylinder packaging operations in Western Pennsylvania, an upgrade and strengthening of personnel throughout the organization, and the write-off of non-productive assets and facilities, resulting from reconfiguration of certain branch operations to reduce costs and improve efficiency. The charge was also a result of redefining and tightening inventory standards to improve utilization and inventory turnover." Although final results won't be available until August 5th, we anticipate earnings per share for the fiscal year in the range of $0.03 to $0.06 per diluted share including these one-time charges."

         William A. Indelicato, Chief Executive Officer commented: "The new management team and all of our employees are committed to improving financial performance. We believe that these initiatives, which were necessary and costly to implement, will enable us to increase shareholder value by providing a better operating foundation for the future." These charges necessitated amendments to the Company's credit facility with its banks, which were successfully completed on June 30, 2003."

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty-five locations in eleven states. The Company plans to release fiscal year 2003 earnings on August 5, 2003, followed by a conference call on August 6th. Information about this call will be available on the Company's website.

FORWARD LOOKING STATEMENTS

         The statements set forth above regarding the Company's expected earnings per share and ability to increase shareholder value are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ. Certain factors that may affect whether these anticipated events will occur include any unanticipated adjustments in connection with the audit of the Company's final results for the fiscal year ended June 30, 2003 and the Company's ability to achieve the anticipated benefits of its restructuring efforts. Additional factors are described in the Company's reports, including Form 10-K dated June 30, 2002 and Form 10-Q dated March 31, 2003 filed by the Company with the Securities and Exchange Commission.



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